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               Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933
               Registration Statements on Form S-8 (No. 333-92077)

                              PROSPECTUS SUPPLEMENT
                   (to the Prospectus, dated December 2, 1999)

                        LAZARE KAPLAN INTERNATIONAL INC.

                                 600,000 Shares

                          Common Stock, $1.00 Par Value

THIS PROSPECTUS SUPPLEMENT CONSTITUTES AN ESSENTIAL PART OF THE PROSPECTUS, DATED DECEMBER 2, 1999 OF LAZARE KAPLAN INTERNATIONAL INC. AND SHOULD BE READ IN CONJUNCTION WITH THAT PROSPECTUS.

The information set forth below supersedes the information contained under the caption "Selling Stockholders" in the prospectus.

SELLING STOCKHOLDERS

        The shares of Lazare Kaplan common stock being offered by the selling stockholders named below consist of shares of common stock that these selling stockholder may acquire from Lazare Kaplan upon (a) the receipt of an award under the Lazare Kaplan International Inc. 1997 Long Term Stock Incentive Plan or (b) the exercise of options granted or to be granted under the Lazare Kaplan International Inc. 1997 Long Term Stock Incentive Plan. The selling stockholders named below may resell all, or a portion, or none of the shares of the common stock they have acquired or may acquire as aforesaid.

        Participants under the stock incentive plan who are deemed to be "affiliates" of Lazare Kaplan who acquire common stock under the stock incentive plan may be added to the selling stockholders listed below from time to time, either by means of a post-effective amendment to the registration statement or by use of a prospectus supplement filed pursuant to Rule 424(c) under the Securities Act. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with" Lazare Kaplan.

        The following table sets forth certain information concerning the selling stockholders as of the date of this prospectus. The number of shares offered will be determined from time to time by each selling stockholder at his or her sole discretion and does not constitute a commitment to sell any or all of the stated number of shares of common stock. Maurice Tempelsman is the Chairman of the Board of Lazare Kaplan, Leon Tempelsman is the Co-Chairman of the Board, President and a Director of Lazare Kaplan, William H. Moryto is the Vice President and Chief Financial Officer of Lazare Kaplan and Robert Speisman is the Senior Vice President - Sales and a Director of Lazare Kaplan. Marcy Meiller and Rena Speisman are each the sister of Leon Tempelsman and the daughter of Maurice Tempelsman. Rena Speisman also is the wife of Robert Speisman. Included in the ownership of Leon Tempelsman, Marcy Meiller and Rena Speisman is an option to purchase 33,333 shares, which they each received as a gift from Maurice Tempelsman. Except as otherwise noted, none of the selling stockholders listed below currently has, or within the past three years had, any other position, office or other material relationship with Lazare Kaplan or any of its predecessors or affiliates.




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


                                        Maximum Number of Shares
                                     Subject to Outstanding Options
Name                                   Which May Be Reoffered Hereby
----                                   -----------------------------
Maurice Tempelsman                               35,000
Leon Tempelsman                                 153,333
William H. Moryto                                10,000
Robert Speisman                                  30,000
Marcy Meiller                                    33,333
Rena Speisman                                    33,334







          The date of this Prospectus Supplement is September 19, 2000

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